FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
February 2, 2012	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES EARNINGS FOR QUARTER AND YEAR ENDING DECEMBER 31. 2011

WASHINGTON TOWNSHIP, NJ, February 2, 2012 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2011.

Parke Bancorp reported net income available to common shareholders of $1.02 million, or $0.21 per diluted common share, for the quarter ended December 31, 2011, compared to net income of $1.47 million, or $0.29 per diluted common share, reported for the quarter ended December 31, 2010, a decrease of 30.9%. The following is a recap of significant items that impacted the fourth quarter of 2011 compared to the same quarter last year: a $221,000 increase in net interest income primarily attributable to a lower cost of deposits; a $1.00 million increase in the loan loss provision primarily attributable to a decline in value of an impaired loan secured by a hotel in New Jersey; a $157,000 decline in loan fees and a decrease in salary expense of $197,000. Net income available to common shareholders for the year ended December 31, 2011 was $6.27 million or $1.26 per diluted common share, compared to $6.35 million, or $1.27 per diluted common share for the fiscal year ended December 31, 2010, a decrease of 1.3%.

At December 31, 2011, Parke Bancorp's total assets were $790.74 million up from $756.85 million at December 31, 2010, an increase of $33.89 million or 4.5%.

Parke Bancorp's total loans decreased to $625.12 million from $626.74 million at December 31, 2010, a decrease of $1.62 million or 0.3%.

At December 31, 2011, Parke Bancorp had $44.46 million in non-performing loans representing 5.6% of total assets, an increase from $27.45 million at December 31, 2010. Loans past due greater than 30 to 89 days were $6.47 million at December 31, 2011, a decrease of $9.37 million from December 31, 2010.

At December 31, 2011, Parke Bancorp's allowance for loan losses was $19.32 million, which includes $4.66 million of specific reserves on impaired loans. The ratio of allowance for loan losses to total loans increased to 3.1% at December 31, 2011 from 2.4% at December 31, 2010. During the last quarter of 2011, Parke Bancorp charged-off $748,000 in loans, primarily due to estimated collateral deficiencies on impaired loans. The ratio of allowance for loan losses to non-performing loans was 52.9% at December 31, 2011, compared to 53.9% at December 31, 2010.

Parke Bancorp's total investment securities portfolio decreased to $24.55 million from $29.73 million at December 31, 2010, a decrease of $5.18 million or 17.4%.

Other real estate owned (“OREO”) at December 31, 2011 was $19.41 million, compared to $16.70 million at December 31, 2010. The real estate owned consisted of 16 properties, the largest being a condominium development recorded at $12.69 million. This property was sold and financed by Parke Bank in 2010 but does not qualify for a sales treatment under Generally Accepted Accounting Principles (GAAP).

At December 31, 2011, Parke Bancorp's total deposits were $634.85 million up from $604.72 million at December 31, 2010, an increase of $30.13 million or 5.0%.

Parke Bancorp's total borrowings decreased to $74.01 million from $75.62 million at December 31, 2010, a decrease of $1.61 million or 2.1%.

Parke Bancorp's total equity increased to $77.27 million at December 31, 2011 from $70.73 million at December 31, 2010, an increase of $6.54 million or 9.2% due to the retention of earnings from the year.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“The good news is that there seems to be a glimmer of recovery in the region’s economy. Additional positive news is that Parke Bank continues to generate very strong profits in 2011, consistent with our record earnings in 2010. However, the economy and the banking industry are still facing major obstacles. The real estate industry, especially the housing market, continues to experience depressed values and slow activity, which has been reported as being comparable to the Great Depression. We have seen a slight improvement in unemployment. Unfortunately, at the current pace of job creation; it will take eight to nine years for a full recovery. It is critical that job creation becomes the number one priority of our politicians.

The banking industry continues to be inundated with new regulations. Although community banks did not play a role in the economic collapse, it is the community banks that are facing the greatest increase in costs and operating expenses dictated by the multitude of new regulations.

Parke Bank continues to maintain very tight controls on its expenses and continues to enjoy a very healthy net interest margin. This has contributed to the strong financial results for Parke Bank in 2011. Nonperforming assets continue to be a challenge for Parke Bank. However, we have made, and will continue to make strong strides in resolving these challenges.

It is very important that Washington supports the business community by providing consistent regulatory guidance, while reducing regulatory burdens. It is very difficult to implement a plan for growth and hiring when the government continues to send the wrong message to small businesses. We need to get back to what made this country great; hard work, commitment and opportunity.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
(unaudited)
	December 31, 2011	December 31, 2010	% Change
	(in thousands)
Total Assets	$790,738	$756,853	4.5%
Cash and cash equivalents	110,228	57,628	91.3%
Investment securities	24,549	29,729	-17.4%
Loans	625,117	626,739	-0.3%
Deposits	634,855	604,722	5.0%
Borrowings	74,010	75,616	-2.1%
Total equity	77,273	70,732	9.2%

Operating Ratios
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Return on average assets	0.65%	0.91%	0.97%	1.05%
Return on average common equity	6.53%	10.65%	10.51%	12.19%
Interest rate spread	4.25%	4.19%	4.32%	4.24%
Net interest margin	4.39%	4.36%	4.46%	4.44%
Efficiency ratio	34.52%	38.02%	34.18%	33.26%

Asset Quality Data
	December 31, 2011	December 31, 2010
	(in thousands)
Allowance for loan losses	$19,323	$14,789
Allowance for loan losses to total loans	3.09%	2.36%
Non-accrual loans	$44,459	$27,445
OREO	$19,410	$16,701

Statements of Income Data
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In thousands)
Interest and dividend income	$10,399	$10,757	$41,309	$41,684
Interest expense	2,200	2,779	9,231	11,350
Net interest income	8,199	7,978	32,078	30,334
Provision for loan losses	3,600	2,600	10,450	9,001
Net interest income after provision for loan losses	4,599	5,378	21,628	21,333
Non-interest income	786	768	4,725	2,709
Non-interest expense	3,117	3,347	12,625	11,650
Income before income taxes	2,268	2,799	13,728	12,392
Provision for income taxes	918	1,093	5,524	4,895
Net income attributable to Company and noncontrolling (minority) interests	1,350	1,706	8,204	7,497
Net income attributable to noncontrolling (minority) interests	(84)	10	(932)	(157)
Net income attributable to Company	1,266	1,716	7,272	7,340
Preferred stock dividend and discount	251	248	1,000	988
Net income available to common shareholders	1,015	1,468	6,272	6,352

Basic income per common share	0.21	0.30	1.28	1.31
Diluted income per common share	0.21	0.29	1.26	1.27

Weighted shares - basic	4,886,178	4,881,610	4,886,178	4,866,162
Weighted shares - diluted	4,900,351	5,019,122	4,966,752	4,988,883